Exhibit 99.4

Grant Thornton LLP
500 US Bank Plaza North
200 South 6th St.
Minneapolis, MN 55402-1459

April 26, 2006

Attn: Joshua Bushard

Gentlemen:

This letter is in response to your 10A report dated April 25, 2006. The Company would have appreciated if the notice had been sent during business hours. Its offices close at 4:30 p.m. each day. The 10A report was sent via email after business hours. As such, the Company deems it to have arrived on April 26, 2006, rather than, as indicated in the report, on April 25.

The Company understands that a 10A report is a document that pertains to the Securities and Exchange Act of 1934. It does note in passing, that to the extent the 1934 Act applies, the alleged illegal act (failure to file 40 Act financial statements on a timely basis) is inapplicable, as the appropriate statements under the 34 Act are operating company statements like those found in the Form 10-K financials filed on March 16, 2006.

The Company’s Board of Directors also would have appreciated if Grant Thornton as a matter of information and courtesy had notified the Company that it was contemplating the issuance of a 10A report and had discussed the proposed findings prior to issuing the report. The Company was aware of Grant Thornton’s plan to resign based on a phone call made late last week to the Company’s Audit Committee Chairman. Grant Thornton’s Messrs. Santay and Bushard received separate phone calls and emails from the Company’s Audit Committee Chairman, Joe Stienessen, its President and CEO, Maryjo Cohen and its CFO, Randy Lieble, requesting a meeting concerning the proposed resignation. Grant Thornton declined, stating that there was nothing to discuss. Given the excellent, long term relationship between the Company and Grant Thornton that spans almost twenty years, this response was both disappointing and discourteous. It did not conform with the professionalism that has been the hallmark of that relationship.

Actually, there is more than professionalism and courtesy involved. Section 10A does require Grant Thornton to follow certain procedures which were disregarded. Those procedures are outlined in Sections 10A(b)(1) and 10A(b)(2), and require the auditor to determine the effect an alleged illegal act has on financial statements and to report an alleged illegal act to management and the board. A report is in order only if an alleged illegal act has a material effect on the financial statements and management and the board have not taken remedial actions. By failing to follow any of these procedures, Grant Thornton has provided a defective report and there is no basis for its resignation.

The Section 10A report provided omits a great deal of critical information as outlined as follows:

1)    Grant Thornton is aware that the Company is taking appropriate steps to secure the pro forma footnote that the SEC is requiring. The press release filed on April 19, 2006, as part of the Form 8-K to which Grant Thornton alluded did indicate that was the case. The Company is puzzled as to why the statements in the release were ignored in Grant Thornton’s development of its report.

In light of the SEC staff’s recent clarification, the Company is expediting its continuing efforts to obtain investment company financials for inclusion in a footnote in its financial statements. Because the investment company accounting rules are not applicable to an operating company like Presto, preparing financial statements under those accounting rules necessarily involves many difficult judgment calls, and the Company has been advised that no reputable audit firm will enter such an engagement without financials prepared by an accountant with the requisite background in investment company accounting. Doubt has likewise been cast that even with such financials, the Company will be able to find an audit firm that will accept such an audit engagement, much less provide an unqualified opinion on the footnoted statements. Moreover, given the SEC Staff’s statement to Grant Thornton that the operating company audit should be done based on Investment Company accounting principles, there is further doubt that even with such a footnote, that an unqualified opinion can be rendered on the entire report. Nevertheless, the Company is seeking to comply with the staff’s request.

In addition, Grant Thornton participated in a Company Board Meeting on April 17, 2006, during which it agreed to provide criteria it would use to determine whether it would accept an audit engagement in terms of the requisite credentials of the accountants preparing the financials as well as the form of the financials. As the Company stressed that time was of the essence as it was in the process of interviewing possible candidates for preparation of statements, Grant Thornton promised to provide that information no later than early the following week. Rather than providing the promised criteria, it sent the 10A report instead.

2)    Grant Thornton has acknowledged the inherent difficulties a company like National Presto faces in securing an unqualified audit opinion on financials prepared in accordance with investment company GAAP. Those difficulties stem from the fact that its operating assets when valued at fair rather than book value, constitute the majority of its total assets. Likewise, the majority of its earnings are from operating sources rather than from interest earnings. In fact, Grant Thornton was instrumental in assisting the Company in developing information which was discussed with the SEC’s staff as to why the pro forma footnote the staff had requested could not be provided in a timely fashion. It also provided information for the Company’s counsel’s discussion with the staff on the need to secure the services of an accountant familiar with investment company GAAP to prepare the financials and the challenge of finding an audit firm which would accept an audit engagement, as well as provide an unqualified opinion on such a footnote. Grant Thornton’s allegation in its report that “the Company is not taking “timely and appropriate actions” in light of its knowledge of the issues is unsupportable.

3)    Grant Thornton’s contention that “certain information had not previously been provided to us and representations that had been made to us were not accurate” misstates the situation. The information in question was the SEC’s position on the form of the audited statements and the need for an audited pro forma investment company financial footnote. As of the time that Grant Thornton issued its opinion, discussions were ongoing with the SEC staff. As noted above, given its involvement in outlining potential 40 Act cost and time issues for the Company, it had first hand knowledge that those discussions with the SEC staff were still being conducted at the time that its opinion was provided. The first notice that the discussions had ended was the staff’s letter of March 28, 2006. It was only after receipt of the April 14, 2006 letter, that the SEC staff’s actual current position has become clear.

4)    Grant Thornton is aware that the Company’s shareholders have historically received quarterly information on the Company’s operations. Withholding that information while the matter is in litigation and during the period that the Company is trying to secure the audited footnote, would be a grave disservice to the shareholders and investing public. Grant Thornton is likewise aware that there is nothing illegal about providing financial information to shareholders. Disclosure is in fact encouraged, not discouraged, by the securities laws. The Company does intend to provide that information via a Form 8-K filing and will, of course, indicate that the data has not been subjected to the quarterly review historically conducted by its auditors. The possibility of a quarterly financial review was likewise discussed with Grant Thornton at the April 17th meeting. Although it was explained that a review could not be conducted, Grant Thornton was well aware that the Company planned to continue to provide the data to shareholders and did not question that plan.

In short, a 10A report has been filed that does not meet the procedures dictated by Section 10A. Moreover, there is no illegal act here. Representations to Grant Thornton have been based on known facts through out. The Company does not claim to be omniscient and was not aware that the SEC staff would subsequently take the positions that it did. Full disclosure has likewise been provided to the public. At this point in time, all actual correspondence pertaining to the filing issue has been made public through a Form 8-K filed on April 25. The Company is trying to meet the SEC staff’s filing requirements, however, as acknowledged by Grant Thornton, due to the complexities inherent in an operating company filing 1940 Act statements, those requirements cannot be met instantly. Moreover, until April 14, 2006, there was considerable uncertainty as to just what those requirements were.

Sincerely,

National Presto Industries, Inc.

Maryjo Cohen
President and Chief Executive Operating Officer

Cc:	Joe Stienessen Randy Lieble James Bartl Richard Cardozo Patrick Quinn